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Exhibit 21.1

Subsidiaries of the Registrant
(All subsidiaries are wholly-owned)

Name	Jurisdiction of Incorporation
Assured Guaranty Re Ltd.	Bermuda
Assured Guaranty Overseas US Holdings Inc.	Delaware
Assured Guaranty Re Overseas Ltd.	Bermuda
Assured Guaranty Mortgage Insurance Company	New York
AG Intermediary Inc.	New York
Assured Guaranty Finance Overseas Ltd.	England
Cedar Personnel Ltd.	Bermuda
Assured Guaranty Ireland Holdings Limited	Ireland
Assured Guaranty US Holdings Inc.	Delaware
Financial Security Assurance Holdings Ltd	New York
Assured Guaranty Municipal Corp.	New York
FSA Insurance Company	Oklahoma
FSA Mexico Holdings Inc	New York
FSA Seguros Mexico, S.A. de C.V	Mexico
Financial Security Assurance International Ltd	Bermuda
FSA International Credit Protection (Cayman) Limited	Cayman Islands
Assured Guaranty (Europe) Ltd	England
FSA Portfolio Management Inc	New York
CLFG Corp	Delaware
Transaction Services Corporation	New York
Assured Guaranty (UK) Services Limited.	England
Assured Guaranty Corp.	Maryland
Assured Guaranty (UK) Ltd.	England
AG Financial Products Inc.	Delaware
AG Analytics Inc	Delaware

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  Exhibit 21.1
Subsidiaries of the Registrant (All subsidiaries are wholly-owned)